JPMorgan Funds - Undiscovered Managers Funds
Rule 10f-3 Transactions
For the period from September 1, 2011 to February 29, 2012

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Rule 10f-3 Procedures of the Funds:

Fund JPMorgan Realty Income Fund
Trade Date 2/9/2012
Issuer Kilroy Realty Corporation (KRC) Secondary
Cusip 49427F10
Shares 22,200
Offering Price $42.00
Spread $1.68
Cost $932,400
Dealer Executing Trade Barclays Bank PLC
% of Offering  purchased by firm 0.39%
Syndicate Members Barclays Capital, J.P. Morgan, BofA Merrill Lynch, Wells
Fargo Securities, Comerica Securities, KeyBanc Capital Markets, Piper
Jaffray, PNC Capital Markets LLC, RBC Capital Markets, SMBC Nikko